For period ended 05/31/07                                            All Series
File Number 811-4019

Sub-Item 77Q3:  Exhibits
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As approved by shareholders on July 19, 2006, a reorganization took place as of the close of business on July 31, 2006 in which each fund of USAA Investment Trust was reorganized into a newly established corresponding series of USAA Mutual Funds Trust. Because the financial information of each fund of USAA Investment Trust for the period from December 1, 2006 to May 31, 2007 is included in the Form N-SAR filed by each newly established corresponding series of USAA Mutual Funds Trust for the period ended May 31, 2007, the financial information presented in this Form N-SAR includes only zeroes to avoid duplicative reporting.

A form N-8F will be filed with the SEC to de-register USAA Investment Trust.